Consent of Independent Registered Public Accounting Firm

The Oncology Institute, Inc.
Cerritos, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 11, 2022, relating to the consolidated financial statements of The Oncology Institute, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ BDO USA, LLP
Costa Mesa, California
May 12, 2022